Exhibit 99.1
LXP INDUSTRIAL TRUST
TRADED: NYSE: LXP
ONE PENN PLAZA, SUITE 4015
NEW YORK, NY 10119-4015
FOR IMMEDIATE RELEASE
LXP Industrial Trust Appoints Derrick Johnson to Board of Trustees
Johnson Adds Strategy and Operations Expertise in the Logistics Sector

New York – July 21, 2022 – LXP Industrial Trust (NYSE:LXP) (“LXP”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced the appointment of Derrick Johnson to its Board of Trustees, effective immediately.

Mr. Johnson, Senior Vice President of Operations at Agiliti, brings extensive experience across strategy, marketing, business development, finance and operations within organizations ranging from startups to Fortune 50 corporations. Prior to joining Agiliti, Mr. Johnson spent 20 years with United Parcel Service (UPS) in a variety of strategic and operational roles, including as President of the Southeast.

“We are pleased to have Derrick Johnson join our Board of Trustees,” said T. Wilson Eglin, Chairman, Chief Executive Officer and President of LXP. “Derrick’s appointment reflects the Board’s commitment to continual refreshment and ensuring its members have experienced, diverse and independent perspectives. His background and knowledge of supply chain issues, logistics and operations in a company with a large platform like UPS aligns well with our warehouse and distribution focus. We look forward to working with Derrick and believe his insights will be valuable as we continue to execute on our business plan to maximize shareholder value.”

The appointment of Mr. Johnson increases the size of LXP’s Board to nine trustees, of which seven independent trustees have been added since 2015.

ABOUT LXP INDUSTRIAL TRUST

LXP Industrial Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant warehouse and distribution investments across the United States. LXP seeks to expand its portfolio through acquisitions, development projects, and build-to-suit and sale/leaseback transactions. For more information or to follow LXP on social media, visit www.lxp.com.

Contact:

Investor or Media Inquiries for LXP Industrial Trust:
Heather Gentry, Senior Vice President, Investor Relations
LXP Industrial Trust
Phone: (212) 692-7200
E-mail: hgentry@lxp.com